EXHIBIT 99B.3

CONSOLIDATED STATEMENTS OF                             U S WEST, Inc.
INCOME (UNAUDITED)
                                              Six Months Ended
Dollars in millions,                              June 30,        %
except per share amounts                       1994      1993  Change
- - ----------------------------------------------------------------------
SALES AND OTHER REVENUES                     $5,349    $5,051     5.9

EXPENSES
Employee-related costs                        1,854     1,753     5.8
Other operating expenses                        995       967     2.9
Taxes other than income taxes                   213       210     1.4
                                          ----------------------------
Earnings before interest, taxes,
 depreciation, amortization and
 other (EBITDA)                               2,287     2,121     7.8
                                          ----------------------------
Depreciation and amortization                 1,010       988     2.2
Interest expense                                219       213     2.8
Other income (expense) - net                     73       (35)     -
                                          ----------------------------
Income from continuing operations
 before income taxes and
 extraordinary item                           1,131       885    27.8

Provision for income taxes                      432       298    45.0
                                          ----------------------------
Income from continuing operations
 before extraordinary item                      699       587    19.1

Discontinued operations:
 Income to June 1, 1993,
  net of tax                                      -        38      -
 Estimated loss from June 1,
  1993 through disposal,
  net of tax                                      -      (100)     -

Extraordinary item - early
 extinguishment of debt, net of tax               -       (50)     -
                                          ----------------------------

NET INCOME                                     $699      $475    47.2
                                          ============================

Note: Certain reclassifications within the financial statements have been made to conform to the current year presentation.

CONSOLIDATED STATEMENTS OF                              U S WEST, Inc.
INCOME  (UNAUDITED)
                                               Six Months Ended
                                                   June 30,       %
                                               1994      1993  Change
- - ----------------------------------------  ----------------------------
Earnings (loss) per share:
 Continuing operations                        $1.56     $1.41    10.6
 Discontinued operations:
  Income to June 1, 1993                           -     0.09      -
  Estimated loss from June 1, 1993
   through disposal                                -    (0.24)     -
 Extraordinary item                                -    (0.12)     -
                                          ----------------------------
EARNINGS PER SHARE                            $1.56     $1.14    36.8
                                          ============================

